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                                                                      EXHIBIT 21


                                SUBSIDIARIES OF
                            ALLIANT TECHSYSTEMS INC.



                                                      Jurisdiction
     Name of Subsidiary                              of Incorporation
     ---- -- ----------                              ----------------

Alliant Defense Electronics Systems, Inc.                Delaware

New River Energetics, Inc.                               Delaware

The Registrant has other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of March 31, 1997.